ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AGREEMENT is made and entered into this 28th day of November , 1999 by and between Upright Investments Trust, a Delaware business trust (the "Fund"), and Upright Financial Corporation, a New Jersey company (the "Administrator")

WHEREAS, the Fund is registered as an open-end, diversified investment company under the Investment Company Act 1940 (the "1940 Act"); and

WHEREAS, the Fund wishes to retain the Administrator to render supervisory; corporate administrative and fund accounting services to the Fund in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the Fund and the Administrator agree as follows:

1. Appointment. The Fund hereby appoints the Administrator to provide administrative services, subject to the direction of the Board of Trustees and the officers of the Fund, in connection with the management of the Fund’s operations for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees perform all services of administrator. The Administrator shall for all purposes herein be deemed to he an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2. Duties of the Administrator. The Administrator, at its expense, shall supply the Board of Trustees and officers of the Fund with all statistical information and reports reasonably required by it and reasonably available to the Administrator and furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. In addition, the Administrator agrees to provide the following fund accounting services to the Fund: (1) Calculate daily net assets value and communicate such value to the fund and its transfer agent; maintain all general ledger accounts and related subledgers; maintain historical tax lots for each security. (2) Prepare and monitor the expense accruals and cause all appropriate expense to be paid on proper authorization from the Fund; calculate capital gains and dividend distributions subject to review and approval by the Fund and its independent accounts, in accordance with Subchapter M of the Internal Revenue Code. (3) Prepare financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act and filing of those reports with SEC on Form N-SAR. (4) Provide other accounting services as may be agreed upon from time to time in writing by the Fund and the Accounting Services Agent.

The Administrator shall maintain and preserve all books and records with respect to the Fund’s securities and transactions in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule31a-1 under the 1940 Act.

3. Expenses of the Fund.

A. Expense Payable by the Fund. The Fund should be responsible for effecting sale and expenses attributable to its operations, including, without limitation, custodian fees; legal; auditing; federal and state registration fees; federal, state and local taxes; non-affiliated directors’ fees; interest on its bank loans; brokerage commissions; insurance; and non-recurring expense.

B. Expense Payable by the Administrator. The Administrator assume and shall pay for maintaining its staff and personal, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this agreement. In addition, without limitation: organization costs, cost of printing proxies, prospectuses, accounting and pricing costs (including the daily calculation of net asset value), shareholders reports and notices; cost of supplies and postage; and administrative and clerical services.

4. Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, the Fund shall pay to the Administrator at the end of each calendar month a fee at the annual rate of 0.45% of the Fund’s daily net assets for the first $50 million of daily net assets and 0.40% of the Fund's daily net assets for daily net assets over $50 million, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Fund’s Prospectus and Statement of Additional Information.

5. Fee Reduce and Reimbursements. If the expenses borne by the Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, the Administrator will reduced pro rata (but not below zero) to the extent required by such expense limitation. The Administrator will bear its pro rata share of any such fee reduction based on the percentage that the Administrator’s fee bears to the total administrative and advisory fees paid by the Fund to the Administrator and to the investment adviser of the Fund, for the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate portion of said fee reduction based on the number of days that the Agreement is in effect during such month and year, respectively.

6. Activities of the Administrator. The services of the Administrator to the Trust hereunder are not to be deemed exclusive, and the Administrator and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and to Section 10(a) of the Federal Investment Company Act of 1940, it is understood that trustees, officers, agents and shareholder of the Trust are or may be interested in the Administrator or its affiliates as directors, are or may be interested in the Trust as trustees, officers, agents, shareholder or otherwise, that the Administrator or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, the By-Laws and the Act.

7. Limitation of Liability of the Administrator. The administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Trustees of the Fund. The Administrator shall not be liable to the Fund or to any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Duration and termination. This Agreement will remain in effect for two years from the date of its execution and from year to year thereafter so long as specifically approved annually, (1) by vote of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and (2) either by vote of the holders of a majority of the outstanding voting securities of the Fund or by a majority vote of the Fund’s Board of Trustees.

This Agreement shall terminate automatically in the event of its assignment by the Advisor and shall not be assignable by the Fund without the consent of the Advisor. This Agreement may also be terminated at any time, without the payment of penalty, by the Fund or by the Advisor on sixty (60) days’ written notice addressed to the other party at its principal place of business.

9. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by (i) the Board of Trustees of the Fund, or by a vote of the holders or a majority of the outstanding voting securities of the Fund, and (ii) a majority of those trustees of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

10. Delegation of Authority. Administrator may from time to time in its sole discretion delegate some or all of its duties hereunder to any affiliate(s) or other entity, which shall perform such functions as the agent of Administrator. To the extent of such delegation, the term "Administrator" in this Agreement shall be deemed to refer to both Administrator and such affiliate(s) or other entity or any of them, as the context may indicate; provided that the assignment and delegation of any of Administrator duties under this section shall not relieve Administrator of any of its responsibilities or liabilities under this Agreement.

11. Name of Company. The Fund may use the name "Upright" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization that shall have succeeded to the business of the Advisor. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use any name derived from Upright Financial Corp., or any successor.

12. Definitions. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person, " and "assignment "shall have the same meanings as such terms have in the 1940 Act.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties’ hereto and there respective successors.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only an din no way define or delimit nay of the provisions hereof or otherwise affect their construction to effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be

Duly executed as of the day and year first above written.

Attest:	Upright Growth Fund
/s/ Chaur Nan Yeh	BY /s/ David Y.S. Chiueh
Vice President of the Fund	President
Attest:	Upright Financial Corporation

/s/ Chaur Nan Yeh	BY /s/ David Y.S. Chiueh
Vice President of the Fund	President